                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of September 1, 1999, by and between Judith W. Zyskind, Ph.D. (the "Consultant"), and ELITRA PHARMACEUTICALS INC. (the "Company").

                                    RECITALS

         A. Consultant possesses expertise relating to antimicrobial research and/or otherwise relating to the business of the Company.

         B. The Company desires that Consultant provide the Company with certain consulting services in the area of Consultant's expertise and Consultant desires to provide such consulting services, as set forth in this Agreement.

                                      TERMS

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. ENGAGEMENT OF SERVICES. Effective as of the date hereof, Consultant will provide consulting services as described on Exhibit A attached hereto, as requested by the Company (the "Services"). Consultant agrees to provide the Services at such times and locations as reasonably requested by the Company, for the amount of time each month as may be set forth on Exhibit A or otherwise as necessary to perform the Services pursuant to this Agreement. The manner and means by which Consultant chooses to complete the Services are in Consultant's sole discretion and control. Consultant agrees to exercise the highest degree of professionalism, and utilize Consultant's expertise and creative talents in providing such Services. In providing the Services, Consultant agrees, as necessary and unless otherwise provided by the Company in its discretion, to provide Consultant's own equipment, tools and other materials at Consultant's own expense; and the Company will make its facilities and equipment available to Consultant when necessary. The Company shall be responsible for all reasonable travel expenses incurred by Consultant in performing Services under this Agreement, subject to the Company having approved the proposed expenses in advance. Consultant shall perform the Services necessary in a timely and professional manner consistent with industry standards at a location, place and time which the Consultant deems appropriate.

         2. FEES AND TAXES. Consultant shall be paid fees for the Services as described on Exhibit B hereto. As an independent contractor, the Company will not withhold or make payments for state or federal income tax or social security, make unemployment insurance or disability insurance contributions, or obtain workers' compensation insurance on Consultant's behalf. The Company will issue Consultant a 1099 form with respect to Consultant's consulting fees. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of quarterly taxes, social security, disability and other contributions based on the fees paid to Consultant, Consultant's agents or employees under this Agreement. Consultant hereby indemnifies and defends the Company against any and all such taxes or contributions.


                                       1.

         3. CONSULTANT NOT AN EMPLOYEE. Consultant agrees that it is the express intention of both Consultant and the Company that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company. Consultant agrees not to hold Consultant out as, or give any person or entity any reason to believe that Consultant is, an employee, agent, joint venturer or partner of the Company. Consultant agrees not to bind the Company, unless expressly authorized by the Company in writing. Consultant will not receive any employee benefits such as paid holidays, vacations, sick leave or other such paid time off, or participate in Company-sponsored health insurance or other employee benefit plans.

         4.       CONFIDENTIALITY.

                  (a) In providing consulting services to the Company pursuant to this Agreement, Consultant may acquire information that pertains to the method used by the Company to identify essential genes, the cell-based assay used to evaluate chemical compounds, the Company's patents, trade secrets, patent applications, drawings or claims, information, data, results, inventions, ideas, know-how, schematics, software or computer algorithms, samples, media and/or cell lines and procedures and formulations for producing any such sample, media and/or cell lines, techniques, technology, products, processes, equipment, programs, research, developments, strategies, or plans, including, without limitation, any such information that is disclosed or made known by the Company to Consultant or that is generated by Consultant in the course of performing Services hereunder ("Proprietary Information"). During the term of this Agreement and thereafter, Consultant will hold the Proprietary Information in confidence and will not disclose any Proprietary Information to third parties or use any Proprietary Information for any purpose other than performance of Services pursuant to this Agreement, except with the prior written consent of the Company.

                  (b) Proprietary Information subject to Section 4(a) does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by Consultant; (ii) is lawfully obtained by Consultant from a third party who had the legal right to disclose the information to Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation or court order.

                  (c) Consultant understands that the Company has received, and in the future will receive, information from third parties that is confidential or proprietary ("Third-Party Information"). Consultant recognizes the Company's duty to maintain the confidentiality of such information. During the term of this Agreement and thereafter, Consultant will hold Third-Party Information in confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, and as necessary for performing Services under this Agreement, unless expressly authorized to act otherwise by a written statement of an officer of the Company.

                  (d) Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure or unauthorized use of the Company's Proprietary Information without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford the Company adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be


                                       2.

entitled to specific performance of the Consultant's obligations under his Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

         5.       INTELLECTUAL PROPERTY.

                  (a) Consultant agrees to disclose to the Company, and hereby assigns to the Company any right, title, and interest Consultant may have in, any trade secrets, inventions, ideas, processes, techniques, formulas, discoveries, know-how and improvements which are made, conceived of, reduced to practice or learned by Consultant, either alone or jointly with others, in the course of performing Services under this Agreement ("Company Intellectual Property"). Consultant agrees that all Company Intellectual Property is the sole property of the Company.

                  (b) Upon the request of the Company, Consultant shall provide such assistance and execute such further assignments, documents and other instruments as may be necessary to assign Company Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any Company Intellectual Property. If the Company is unable, after reasonable effort, to secure Consultant's signature on any document needed to apply for, prosecute or defend any patent or other rights or protection relating to Company Intellectual Property, Consultant hereby designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to protect the Company Intellectual Property with the same legal force and effect as if executed by Consultant. The Company will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to Company Intellectual Property.

         6. TERMINATION. This Agreement shall be effective as of the date hereof and shall continue in effect for one year, unless terminated earlier as set forth in this paragraph. Either the Company or Consultant may terminate this Agreement at any time by giving the other party thirty (30) days written notice. Consultant agrees, following the termination of this Agreement or upon earlier request by the Company, to promptly return all drawings, data, notes, memoranda, samples, formulas, documents and written materials, together with all copies thereof (in whatever medium recorded, including, without limitation, electronic files) in Consultant's possession supplied by the Company in conjunction with Consultant's Services under this Agreement or generated by Consultant in the performance of Services under this Agreement.

         7. GENERAL. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of both Consultant and the Company, and inure to the benefit of both Consultant and the Company, their heirs, successors and assigns. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Consultant and the Company with respect to the terms and conditions of the subject matter hereof. This Agreement is entered into without relying upon any promise, warranty or representation, written or oral, other than those expressly contained in this Agreement, and it supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by both Consultant and a duly authorized officer of the Company. This Agreement shall be governed by the laws of the State of California, excluding its conflicts of laws principles. If any provision of this Agreement


                                       3.

is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. A failure of either Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ELITRA PHARMACEUTICALS INC.


By:   /s/ Harry Hixson                       By:  /s/ Judith W. Zyskind
      -----------------------------               ------------------------------

Print Name:  Harry Hixson                    Print Name:   Judith W. Zyskind
           ------------------------                     ------------------------

Title:   Chief Executive Officer             Title:  Consultant
      -----------------------------                -----------------------------

Address:      3510 Dunhill Street, Suite A   Address:
              San Diego, CA  92121

                                             Taxpayer ID No.
                                                            --------------------


                                       4.

                                    EXHIBIT A

                                SCOPE OF SERVICES

Consultant will contribute scientific expertise in the areas of essential gene discovery, assay development, patents, technology evaluations and antimicrobial drug discovery and development. Consultant agrees to spend one day per week at the Company, and to attend weekly scientific meetings. In addition, Consultant agrees to prepare SBIR grant proposals and to assist with developing patent applications and patent prosecution for the Company.

EXHIBIT B

                                 CONSULTING FEES


COMPENSATION FOR SERVICES: The Company agrees to pay Consultant $60,000 per year for services rendered under this Agreement, payable monthly in arrears. Consultant will continue vest in her stock in the Company and will be able to use the Company's laptop computer so long as this Agreement remains in effect.

                                  [LETTERHEAD]

June 20, 2000


Judith W. Zyskind, Ph.D.
Professor of Biology
San Diego State University
Department of Biology
San Diego, CA 92182-0057

Dear Judith:

In reference to the Consulting Agreement dated September 1, 1999, ("the Agreement") between you and Elitra Pharmaceuticals, Inc., we would like to extend the term of the Agreement. Currently, as noted in section 6, the Agreement will terminate on August 31, 2000. It is our wish to extend the Agreement an additional one-year, to terminate on August 31, 2001. We do not propose any other changes to the original consulting agreement.

If you would like to accept this extension, please countersign this letter below, and return a signed copy of this letter to me at your earliest convenience.

With regards,

/s/ Harry F. Hixson, Jr.

Harry F. Hixson, Jr., Ph.D.
Chairman and Chief Executive Officer



I agree with the proposed extension of the term of the Agreement, and agree that such extension will be governed by the terms of the Agreement:

/s/ Judith W. Zyskind, Ph.D.
-------------------------------------
Judith W. Zyskind, Ph.D.